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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          General Motors Corporation
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:
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                        DEFINITIVE ADDITIONAL MATERIALS

     The following page contains a letter in substantially the form that will be communicated to employees of General Motors Corporation, many of whom hold GM $1-2/3 Common Stock and GM Class H Common Stock directly and/or through employee benefit plans. The letter will be distributed on or after December 8, 1997. Such letter relates to a series of transactions involving Hughes Electronics Corporation (the "Hughes Transactions"), as more fully described in the solicitation statement/prospectus (the "Solicitation Statement/Prospectus") which forms a part of the Registration Statements on Form S-4 of General Motors Corporation, File No. 333-37215, and HE Holdings, Inc., File No. 333-37223. Please refer to the Solicitation Statement/ Prospectus for additional information on the Hughes Transactions.

Dear Colleague,

     We need your immediate attention and action on an issue of great importance to you and your fellow General Motors shareholders.

     By now, you should have received a consent form and a solicitation statement/prospectus dated November 10, 1997, providing information on the proposed Hughes Transactions as to which the holders of GM $1-2/3 Common Stock and GM Class H Common Stock are being asked to give their written consent.

     Announced last January by GM and Hughes Electronics Corporation, these transactions are designed to address strategic challenges facing the three principal businesses of Hughes and to unlock shareholder value at GM. The GM Board of Directors believes the transactions provide attractive premiums on the businesses involved as well as greater certainty of achieving value compared to other alternatives.

     Please review the solicitation statement/prospectus carefully before deciding how your shares should be voted. If you hold shares both directly and through an employee savings plan, you may receive only one solicitation statement/prospectus and consent form. This is because GM's transfer agent has tried (wherever possible) to consolidate each person's stock holdings and to send to each employee/stockholder only one consent solicitation package. Where that has been done, your consent form is coded to enable GM's transfer agent to determine whether you have any shares in an employee savings plan, and if so, to notify the plan's trustee as to your voting instruction. In such cases, you will not receive a separate consent form from the trustee of your employee savings plan. As noted in the solicitation statement/prospectus, shares held in employee savings plans (other than certain plans, such as the GM Personal Savings Plan for hourly employees) will generally be voted by the plan trustees in a manner the trustees believe to be in the best interests of plan participants, if and to the extent plan participants fail to provide the trustee with their own voting instructions. GM expects that the plan trustees will vote on or about GM's target deadline of December 16, 1997. If you need an additional consent form, please contact: Morrow & Co. at 1-800-566-9058.

     We seek approval of the Hughes Transactions described in the solicitation statement/prospectus from the holders of a majority of the outstanding shares of GM $1-2/3 Common Stock and GM Class H Common Stock, each voting as a separate class.

     You may wish to read the report by the world's leading provider of proxy voting and corporate governance services, Institutional Shareholder Services
(ISS), setting forth its analysis of the transactions from the standpoint of GM stockholders. ISS concludes that both $1-2/3 and Class H stockholders should vote in favor of the Hughes Transactions. The ISS report will be available on GM's website under the Investor Information page.

     GM, Hughes and Raytheon are working hard to complete these transactions. Therefore, GM has set a target deadline of December 16, 1997, for receiving consent from stockholders. To meet this deadline, we urge you to mail in your consent form as soon as possible to allow us to receive it on or before December 16, 1997. Without a majority vote of both classes of GM common stock, you and your fellow GM common stockholders and the businesses of GM and Hughes Electronics Corporation will not be able to participate in the benefits associated with these transactions.

                                  Sincerely,

                              John F. Smith, Jr.
                Chairman, Chief Executive Officer and President